EXHIBIT 99.1

                                             Motion Media Technology Inc.
                                             c/o Motion Media Technology Limited
                                             Horton Hall, Horton
                                             Bristol BS37 6Qn
                                             United Kingdom

Mr. Paul H Albritton
President and CEO
C-Phone Video Communications Systems
6714 Netherlands Drive
Wilmington
NC 28405

                                             December 29, 2000


                                LETTER OF INTENT

Dear Paul,

           PURCHASE OF CERTAIN ASSETS AND THE BUSINESS UNDERTAKING OF
                      C-PHONE CORPORATION BY MOTION MEDIA

Thank you for hosting our visit to C-Phone on Friday 8th December which we enjoyed and found most useful.

We believe that Motion Media Technology Inc. ("Motion Media") acquiring the assets of the video conferencing business (the "Business") of C-Phone Corporation ("C-Phone") would offer the best prospects of its continuation and thereby be in the best interests of your customers and staff.

We are therefore prepared to offer US $1m for the assets of the Business, subject to the detailed considerations below:

1. The purchase is of the Business, only, and does not involve the purchase of any common stock or other securities of C-Phone Corporation, the NASDAQ listed entity.

2. The purchase price includes IPR, goodwill, the inventories, property and equipment, and all other things needed to continue the Business.

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3.       C-Phone will retain the cash assets and accounts receivable of the
         Business, and will be responsible for the payment of all unpaid items relating to the inventories and other assets included as part of the sale.

4. Based on the information provided to Motion Media as at 30th November 2000, the $1m offer is broken down approximately as follows:

         Inventories - maximum of           $660k
         Property and Equipment             $75k
         IPR/Goodwill                       $265k

         In the event that C-Phone makes sales between now and completion of this transaction, C-Phone will be entitled to retain the proceeds from the sale but, if these sales cause the value of the inventory to decrease below the figure set out above, the purchase price to Motion Media will be adjusted accordingly.

5. It is recognised that the completion of the whole transaction will require approval of C-Phone's shareholders at a shareholders meeting called to consider the sale of the Business to Motion Media (the "C-Phone Shareholders Meeting"), which could take approximately 3 months after the final agreements contemplated by clause 12 are entered into. It is also recognised that it is in neither party's interest for the Business to close or discontinue to support its customers during this period. The following, therefore, has been agreed as a way forward:

         5.1 Upon C-Phone's acceptance of this letter of intent and the agreement of members of staff as identified in clauses 5.3 and
                  5.4 to transfer to Motion Media employment, Motion Media will purchase a non-exclusive license to C-Phone's "Nano" design for $150,000 (the "Nano Design License"), which Motion Media considers to be a fair value and an adequate consideration. This will be subject to the following conditions:

                  a) No other technology licenses with respect to the Business will be offered or sold by C-Phone to any third party prior to the earliest to occur of: (i) the date of completion of the transaction with Motion Media as contemplated in this letter of intent; (ii) the date on which the shareholders of C-Phone reject the sale of the Business to Motion Media; (iii) the date on which the C-Phone Shareholders Meeting is cancelled; or (iv) 4 months after the final agreements contemplated by clause 12 are entered into.

                  b) The Nano Design License becomes exclusive to Motion Media in the event that C-Phone's shareholders at the C-Phone Shareholders Meeting do not approve the transaction as described in this letter of intent.

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         5.2      Upon C-Phone's acceptance of this letter of intent, Motion
                  Media will purchase 3000 AVP IIIs, free of liens and encumbrances, for $150,000, which Motion Media considers to be a fair value and an adequate consideration. In the event that C-Phone requires AVP IIIs for any manufacturing, C-Phone will use the AVP IIIs sold to Motion Media before using any other AVP IIIs and financial adjustments will be made to take this into account. Upon payment, Motion Media will take possession of these devices; however, if requested by Motion Media, C-Phone will store these devices on behalf of Motion Media at C-Phone's facility at no cost to Motion Media. Motion Media may require the execution of a bailment agreement and applicable UCC filing.

         5.3 Motion Media will offer employment to 5 members of C-Phone's engineering staff (Chris Bonser, Yuli Starodubtsev, Mark White, Brandon Dodge and Bob Beucker) effective January 1st on terms at least commensurate with their present terms. C-Phone will withdraw any contractual conditions it has placed which might otherwise restrict these employees when working for Motion Media.

         5.4 Motion Media will offer employment agreements to Stuart Ross and David Powell on terms at least commensurate with their present terms, to become effective on the day next following the date of the C-Phone Shareholders Meeting.

         5.5 Motion Media will pay C-Phone $50,000 per month during the period from January 1st 2001 until the C-Phone Shareholders Meeting, such amount to be paid on or prior to the fifteenth day of each such month. This will cover the services of Stuart Ross, David Powell and other current employees of C-Phone necessary to progress the Nano board based products and all such other reasonable engineering services required by Motion Media. It will also cover administrative support and a contribution to C-Phone's overheads allowing the support of Motion Media employees based at C-Phone. In the event this transaction is not completed as contemplated, this monthly amount shall be prorated on a daily basis.

         5.6 C-Phone will use best endeavours to arrange the C-Phone Shareholders Meeting and make all appropriate SEC filings as soon as is reasonably practicable. In the event that the C-Phone Shareholders Meeting does not take place within 75 days after the execution of the final agreements contemplated by clause 12 or the C-Phone Shareholders Meeting is cancelled before such date, the provisions within this letter of intent shall apply as if the transaction was not approved by shareholders unless otherwise agreed with Motion Media. C-Phone will permit the reasonable review of its proxy materials and other SEC filings by Motion Media in this interim period, provided that such review does not unreasonably delay the proposed timetable.

         5.7 For the avoidance of doubt, Motion Media is not to be regarded as a successor of C-Phone in any event.

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         5.8      All of the funding outlined in this section, with the
                  exception of the salaries of those employees working for Motion Media, form part of the overall $1m offer and is being provided at an early stage in order to allow the continued operation of the Business. Such funding, once paid, shall be non-refundable.

6. In the event that C-Phone receives an order requiring products to be produced but for which no internal funding is available, Motion Media, at its sole discretion, may accept the order and fund the order by contracting with C-Phone for the manufacture of the product(s). In the event that the sale of the Business to Motion Media did not proceed, the order will be transferred to C-Phone, at C-Phone's option, and, in such event, C-Phone would reimburse Motion Media for any such funding not recovered by Motion Media from the sales under the order and Motion Media will transfer title to C-Phone of any remaining inventory or receivables generated pursuant to the order. In the event that C-Phone does not opt to transfer the order, Motion Media will complete the sale of the product(s) and C-Phone will use its best endeavours at Motion Media's expense to support its completion.

7. The sale will include all IPR developed by C-Phone's Business (whether or not the subject of patents, design registration and copyright), the transfer of all applicable product approvals and certifications, and, in so far as it is within C-Phone's ability to grant it without having to expend funds to defend against third parties, the right to use the C-Phone brand and the C-Phone web site.

8. Motion Media intends to develop the Business and it is therefore imperative that the Business is transferred in a condition where this is possible. C-Phone will use its commercially reasonable best endeavours, in co-operation with Motion Media, to retain its existing and potential customers during the period prior to the completion of the sale. In the event that changes occur which, in the opinion of Motion Media, significantly compromises the ability of the Business to continue as reasonably envisaged, Motion Media reserves the right to promptly withdraw from this transaction but to keep the Nano Design License on a non-exclusive basis.

9. In accepting this letter of intent, C-Phone agrees to withdraw from, and not undertake, discussions with any other party concerning the sale of its video communications business. In the event that C-Phone is required by law or regulation or through the actions of any third party to sell any or all of the assets of the Business other than to Motion Media, C-Phone agrees to reimburse Motion Media for all reasonably incurred out-of-pocket expenses and costs associated with the proposed transaction and any payments made under the provisions of clause 5.5.

10. C-Phone and Motion Media agree to provide each other, in advance, any proposed public announcements related to this transaction and agree to take into account any comments made and to co-ordinate the timing of any such announcements to the extent permitted under applicable law. In addition, C-Phone agrees to provide to Motion Media, in advance, any other proposed public announcements

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11.      Motion Media reserves the right to have the asset values appraised on a going concern basis which are subject to this transaction..

12. The transaction will require the drawing up of suitable legal agreements which may include additional provisions and the completion of a due diligence process. C-Phone and Motion Media will, without undue delay, undertake the necessary actions to ensure a swift completion of the finalising of such documents and the sale. Motion Media has the present intent to take over the lease of C-Phone's facility, but this present intent may be changed after Motion Media completes its due diligence and negotiates with the landlord. Notwithstanding the foregoing, the monetary obligations of Motion Media set forth in clauses 5.1, 5.2 and 5.5 are binding obligations enforceable against Motion Media and not dependent on the execution of other agreements or the completion of due diligence. Motion Media agrees to pay C-Phone $150,000 pursuant to clause 5.2 by wire transfer of immediately available US funds no later than January 5, 2001, subject to inspection and the receipt of proof of ownership, a warranty from C-Phone as to the fitness of the devices, an acceptable bailment agreement and UCC filings. Motion Media agrees to pay C-Phone $200,000 pursuant to clauses 5.1 and 5.5 by wire transfer of immediately available US funds as soon as a mutually agreed Nano Design License has been signed and agreements with members of staff pursuant to clauses
         5.3 and 5.4 are reached but, which both parties agree should be no later than January 16, 2001.

         Except as expressly assumed by Motion Media pursuant to a definitive acquisition agreement, all liabilities and obligations with respect to C-Phone's business and assets shall be retained by C-Phone and shall not become the obligations or liabilities of Motion Media or its affiliates under any circumstances. We wish to make it clear (and by signing this letter below, you acknowledge) that Motion Media is not an affiliate of C-Phone and that Motion Media has negotiated the terms of this letter with C-Phone at arms length. Under no circumstances shall the purchase by Motion Media of the assets referred to in clauses 5.1 and 5.2 of this letter be construed as an implicit or explicit assumption by Motion Media of all of the obligations and liabilities of the business as conducted by C-Phone and its affiliates.

I trust the above accurately reflects our mutual intentions and will enable rapid progress. Please sign this document signalling your agreement to proceed on the above basis.

/s/ K Burgin
Ken Burgin - on behalf of Motion Media Technology Inc.

/s/ Paul Albritton
Paul Albritton - on behalf of C-Phone Corporation

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